Exhibit (h)(5)

EXHIBIT A

THIS AMENDED AND RESTATED EXHIBIT A, amended and restated effective as of October 31, 2011 for the addition and deletion of certain HighMark Funds in connection with the reorganization of several HighMark Funds effective October 31, 2011, is the Amended and Restated Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of December 3, 2007 between BNY Mellon Investment Servicing (US) Inc. (formerly PNC Global Investment Servicing (U.S.) Inc.) and HighMark Capital Management, Inc.

PORTFOLIOS

1.   HighMark Balanced Fund

2.   HighMark Bond Fund

3.   HighMark California Intermediate Tax-Free Bond Fund

4.   HighMark Cognitive Value Fund

5.   HighMark Enhanced Growth Fund

6.   HighMark Equity Income Fund

7.   HighMark Geneva Mid Cap Growth Fund

8.   HighMark Geneva Small Cap Growth Fund

9.   HighMark International Opportunities Fund

10. HighMark Large Cap Core Equity Fund

11. HighMark Large Cap Growth Fund

12. HighMark Large Cap Value Fund

13. HighMark National Intermediate Tax-Free Bond Fund

14. HighMark NYSE ARCA Tech 100 Index Fund

15. HighMark Short Term Bond Fund

16. HighMark Small Cap Core Fund

17. HighMark Tactical Capital Growth Allocation Fund

18. HighMark Tactical Growth & Income Allocation Fund

19. HighMark Value Momentum Fund

20. HighMark Wisconsin Tax-Exempt Fund

21. HighMark 100% U. S. Treasury Money Market Fund

22. HighMark California Tax-Free Money Market Fund

23. HighMark Treasury Plus Money Market Fund

24. HighMark Diversified Money Market Fund

25. HighMark U. S. Government Money Market Fund

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Exhibit A to be executed by their officers designated below effective as of the date and year first above written.

BNY Mellon Investment Servicing (US) Inc.	HighMark Capital Management, Inc.

By: /s/ Jay F. Nusblatt	By: /s/ Pamela O’Donnell
Name: Jay F. Nusblatt	Name: Pamela O’Donnell
Title: Managing Director	Title: VP Fund Admin
Date:	Date: